Exhibit 99.1

Presidio Property Trust, Inc. Announces Earnings for

the Year Ended December 31, 2022

San Diego, California, March 28, 2023 – Presidio Property Trust, Inc. (Nasdaq: SQFT, SQFTP) (the “Company”), an internally managed, diversified real estate investment trust (“REIT”), today reported earnings for its year ended December 31, 2022.

“We are pleased to report on our 2022 earnings and company activity,” said Jack Heilbron, Chief Executive Officer of Presidio. “2022 was a challenging year in the real estate markets, but our diversified nature helped us take advantage of homebuilder interest in our model home division. We also saw solid leasing activity on the commercial property side. Additionally, in 2022, we reached an agreement on the business combination of Murphy Canyon Acquisition Corp. with Conduit Pharmaceuticals, which we anticipate will result in additional Presidio shareholder value.”

“In the fourth quarter of 2022, 11 office, retail, and industrial leases were signed totaling nearly 66,000 square feet. These leases are comprised of 4 new leases and 7 existing tenant renewals,” noted Gary Katz, the Company’s Chief Investment Officer. “During 2022, we signed 53 leases for nearly 224,000 square feet of space, split between 47% new leases and 53% renewals.”

Quarter Ended December 31, 2022, Financial Results

Net loss attributable to the Company’s common stockholders for the three months ended December 31, 2022, was approximately $(780,067), or $(0.07) per basic and diluted share, compared to a net income of approximately $(1,501,162), or $(0.13) per basic and diluted share for the three months ended December 31, 2021. The change in net income attributable to the Company’s common stockholders was a result of:

●	An increase in Other Income of approximately $1.2 million due to funds generated from the Murphy Canyon Acquisition Corporation Trust. The gain from interest income was approximately $1.4 million in the fourth quarter of 2022.
●	A 139% increase on the gain on sale of real estate of 6 model homes sold in the fourth quarter of 2022 for approximately $1.0 million, compared to a gain on sale during the fourth quarter of 2021 totaling approximately $0.4 million for 5 model homes.
●	Preferred Stock Series D dividends totaled approximately $0.5 million in Q4 2022, which is similar to Q4 2021.

FFO (non-GAAP) for the three months ended December 31, 2022, increased by approximately $70,000 to approximately $132,000 from $62,000 for the three months ended December 31, 2021. A reconciliation of FFO to net income, the most directly comparable GAAP financial measure, is attached to this press release. However, because FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.

We believe Core FFO (non-GAAP) provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Core FFO decreased by about $210,000, or by 26%, from approximately $808,000 in three months ended December 31, 2021, to approximately $597,000 in the three months ended December 31, 2022.

Acquisitions and Dispositions for 2022

●	The Company acquired 31 Model Home Properties and leased them back to the homebuilders under triple net leases during the year ended December 31, 2022. The purchase price for these properties was $15.6 million. The purchase price consisted of cash payments of $4.8 million and mortgage notes of $10.8 million.

●	World Plaza, which was sold on March 11, 2022, for approximately $10.0 million and the Company recognized a loss of approximately $0.3 million.

●	The Company disposed of 31 model homes for approximately $17.5 million and the Company recognized a gain of approximately $5.4 million.

Dividends paid during the first three quarters of 2022:

●	During the first quarter of 2022, the Company paid a dividend of $0.105 per share to shareholders of Series A common stock.

●	During the second quarter of 2022, the Company paid a dividend of $0.106 per share to shareholders of Series A common stock.

●	During the third quarter of 2022, the Company paid a dividend of $0.020 per share to shareholders of Series A common stock.

●	During the third quarter of 2022, the Company paid a dividend of $0.021 per share to shareholders of Series A common stock.
●	During 2022, the Company paid twelve monthly dividends in the total amount of $2.34372 per share to shareholders of Series D preferred stock.

About Presidio Property Trust

Presidio is an internally managed, diversified REIT with holdings in model home properties which are triple-net leased to homebuilders, office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located in Texas, Wisconsin, and Florida. Our office, industrial and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. While geographical clustering of real estate enables us to reduce our operating costs through economies of scale by servicing several properties with less staff, it makes us susceptible to changing market conditions in these discrete geographic areas, including those that have developed as a result of COVID-19. Presidio is also the sponsor of the Special Purpose Acquisition Company (SPAC) Murphy Canyon Acquisition Corp. (NASDAQ: MURF), which currently holds approximately $23.5 million in trust. Murphy Canyon Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. For more information on Presidio, please visit the Company’s website at https://www.PresidioPT.com.

Definitions

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The Company evaluates performance based on Funds From Operations, which we refer to as FFO, as management believes that FFO represents the most accurate measure of activity and is the basis for distributions paid to equity holders. The Company defines FFO as net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, hedge ineffectiveness, acquisition costs of newly acquired properties that are not capitalized and lease acquisition costs that are not capitalized plus depreciation and amortization, including amortization of acquired above and below market lease intangibles and impairment charges on properties or investments in non-consolidated REITs, and after adjustments to exclude equity in income or losses from, and, to include the proportionate share of FFO from, non-consolidated REITs.

However, because FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration, non-cash warrant dividends and the amortization of stock-based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Except as required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “ Risk Factors” section of the Company’s documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contact:

Presidio Property Trust, Inc.
Lowell Hartkorn, Investor Relations
LHartkorn@presidiopt.com
Telephone: (760) 471-8536 x1244

Presidio Property Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Real estate assets and lease intangibles:
Land	$19,189,386	$21,136,379
Buildings and improvements	125,979,374	119,224,375
Tenant improvements	13,861,839	12,752,518
Lease intangibles	4,110,139	4,110,139
Real estate assets and lease intangibles held for investment, cost	163,140,738	157,223,411
Accumulated depreciation and amortization	(34,644,511)	(30,589,969)
Real estate assets and lease intangibles held for investment, net	128,496,227	126,633,442
Real estate assets held for sale, net	2,016,003	11,431,494
Real estate assets, net	130,512,230	138,064,936
Cash, cash equivalents and restricted cash	16,516,725	14,702,089
Deferred leasing costs, net	1,516,835	1,348,234
Goodwill	2,423,000	2,423,000
Other assets, net	3,511,681	4,658,504
Investments held in Trust (see Notes 2 & 9)	136,871,183	—
TOTAL ASSETS	$291,351,654	$161,196,763
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$95,899,176	$87,324,319
Mortgage notes payable related to properties held for sale, net	999,523	1,535,513
Mortgage notes payable, total net	96,898,699	88,859,832
Accounts payable and accrued liabilities	9,075,289	4,585,036
Accrued real estate taxes	1,879,875	1,940,913
Dividends payable preferred stock	178,511	179,685
Lease liability, net	46,833	75,547
Below-market leases, net	18,240	73,130
Total liabilities	108,097447	95,714,143
Commitments and contingencies (Note 2 & 9)
SPAC Class A common stock subject to possible redemption; 13,225,000 shares (at $10.20 per share), net of issuance cost of approximately $6,400,000	130,411,135	—
Equity:
Series D Preferred Stock, par value per share; 1,000,000 shares authorized; 920,000 shares issued and outstanding (liquidation preference $25.00 per share) as of June 30, 2022 and December 31, 2021, respectively	9,140	9,200
Series A Common Stock, $0.01 par value per share, shares authorized: 100,000,000; 11,793,757 shares and 11,599,720 shares were issued and outstanding at June 30, 2022 and December 31, 2021, respectively	118,079	115,997
Additional paid-in capital	182,044,157	186,492,012
Dividends and accumulated losses	(138,341,750)	(130,947,434)
Total stockholders’ equity before noncontrolling interest	43,829,626	55,669,775
Noncontrolling interest	9,013,446	9,812,845
Total equity	52,843,072	65,482,620
TOTAL LIABILITIES AND EQUITY	$291,351,654	$161,196,763

Presidio Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues:
Rental income	$4,319,029	$4,204,024	$17,203,310	$18,420,258
Fees and other income	159,275	135,569	560,971	810,851
Total revenue	4,478,304	4,339,593	17,764,281	19,231,109
Costs and expenses:
Rental operating costs	1,475,615	1,443,933	5,841,396	6,183,189
General and administrative	1,856,981	1,864,214	6,163,816	6,225,510
Depreciation and amortization	1,491,433	1,293,479	5,465,015	5,397,498
Impairment of real estate assets	—	308,000	—	608,000
Total costs and expenses	4,824,029	4,909,626	17,470,227	18,414,197
Other income (expense):
Interest expense-mortgage notes	(1,226,794)	(999,772)	(4,712,487)	(4,542,712)
Interest expense - note payable	—	—	—	(279,373)
Interest and other (expense), net	1,282,604	63,912	2,039,922	(3,416)
Gain on sales of real estate, net	1,022,385	427,193	5,079,912	2,487,528
Gain on extinguishment of government debt	—	—	—	10,000
Income tax expense	(396,353)	519,127	(1,215,873)	47,620
Total other income (expense), net	681,842	10,460	1,191,528	(2,280,353)
Net income (loss)	336,117	(559,573)	1,485,528	(1,463,441)
Less: Income attributable to noncontrolling interests	(579,841)	(402,533)	(3,612,647)	(2,162,140)
Net income (loss) attributable to Presidio Property Trust, Inc. stockholders	$(243,724)	$(962,106)	$(2,127,119)	$(3,625,581)
Less: Preferred Stock Series D dividends	(536,343)	(539,056)	(2,152,740)	(1,173,948)
Less: Series A Warrant dividend	—	—	(2,456,512)	—
Net income (loss) attributable to Presidio Property Trust, Inc. common stockholders	$(780,067)	$(1,501,162)	$(6,859,966)	$(4,799,530)

Net income (loss) per share attributable to Presidio Property Trust, Inc. common stockholders:
Basic & Diluted	$(0.07)	$(0.13)	$(0.57)	$(0.46)

Weighted average number of common shares outstanding - basic & diluted	11,659,691	11,486,177	11,753,041	10,340,975

Presidio Property Trust, Inc. and Subsidiaries

Reconciliation of Net Income to FFO and Core FFO

(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Net (loss) income attributable to Presidio Property Trust, Inc. common stockholders	$(780,067)	$(1,501,162)	$(6,736,371)	$(4,799,529)
Adjustments:
Income attributable to noncontrolling interests	579,841	402,533	3,612,647	2,162,140
Depreciation and amortization	1,491,433	1,293,479	5,465,015	5,397,498
Amortization of above and below market leases, net	(13,722)	(13,722)	(54,889)	(18,139)
Impairment of real estate assets	—	308,000	—	608,000
Loss (gain) on sale of real estate assets, net	(1,022,385)	(427,193)	(5,079,912)	(2,487,528)
FFO	$255,100	$61,935	$(2,793,510)	$862,442
Restricted stock compensation	342,270	746,325	1,204,106	1,614,228
Series A Warrant Dividend	—	—	2,456,512	—
Core FFO	$579,369	$808,260	$867,108	$2,476,670

Weighted average number of common shares outstanding - basic and diluted	11,659,691	11,486,177	11,753,041	10,340,975

Core FFO / Wgt Avg Share	$0.05	$0.07	$0.07	$0.24